Exhibit (a)(5)(xxiii)

Monster Worldwide Sets Record Date for MNG’s Proposed Consent Solicitation

WESTON, Mass., October 17, 2016 – Monster Worldwide, Inc. (NYSE: MWW) (“Monster” or “the Company”) today confirmed that it has received a request from MediaNews Group, Inc. (“MNG”) to establish a record date to determine which of the Company’s stockholders are eligible to participate in the proposed solicitation of written consents by MNG. In accordance with this request, Monster’s Board of Directors has set the close of business on October 25, 2016 as the record date for the proposed consent solicitation.

The solicitation of consent forms is not permitted prior to the clearance of solicitation materials by the Securities and Exchange Commission.

As previously announced on August 9, 2016, Monster entered into a definitive agreement with Randstad North America, Inc. (“Randstad”), a wholly-owned subsidiary of Randstad Holding nv (AMS: RAND), under which Randstad will acquire Monster for $3.40 per share in cash. The Monster Board of Directors unanimously recommends that Monster stockholders disregard MNG’s consent solicitation and instead tender their shares into Randstad’s all-cash, premium offer of $3.40 per share.

Evercore is serving as financial advisor to Monster and Dechert LLP is serving as legal counsel.

About Monster Worldwide

Monster Worldwide, Inc. (NYSE: MWW) is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website Monster.com® and a vast array of products and services. For more information visit www.monster.com/about.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this Press Release regarding the planned transaction, the expected timetable for completing the planned transaction, future financial and operating results, future capital structure and liquidity, benefits of the planned transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Monster Worldwide, Inc. (“Monster”) include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of completion of the planned transaction, the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of Monster, the possibility that competing offers will be made and the satisfaction or waiver of the other conditions to the consummation of the planned transaction; the potential impact of the announcement or consummation of the planned transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in Monster’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections of Monster’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Randstad North America, Inc., Randstad Holding nv and Monster. Forward-looking statements speak only as of the date the statement was made.

Additional Information and Where to Find It

Randstad North America, Inc.’s tender offer for shares of Monster’s common stock commenced on September 6, 2016, and, in connection with the offer, Randstad North America, Inc., its parent, Randstad Holding nv, and its subsidiary, Merlin Global Acquisition, Inc., filed a tender offer statement on Schedule TO with the SEC and Monster filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Monster’s stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Monster with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, copies of the offer to purchase, letter of transmittal and other related materials are available free of charge by contacting MacKenzie Partners, Inc., the information agent for the tender offer, toll-free at (800) 322-2885 (or at +1 212-929-5500 collect if you are located outside the U.S. and Canada), or by email to monster@mackenziepartners.com.

Monster and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from Monster stockholders in connection with the consent solicitation conducted by MediaNews Group, Inc. and certain of its affiliates. Information about Monster officers and directors and their ownership of Monster shares is set forth in the proxy statement for Monster’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2016. Information about Monster officers and directors is set forth in Monster’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 11, 2016. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of consent revocations in connection with the consent solicitation conducted by MediaNews Group, Inc. and certain of its affiliates by reading the preliminary and definitive consent revocation statements regarding the transaction, which may be filed by Monster with the SEC.

In connection with the consent solicitation, Monster filed a preliminary consent revocation statement with the SEC on October 7, 2016 in response to the consent solicitation. Monster’s stockholders are strongly advised to read such consent revocation statement (including any amendments or supplements thereto) and any other relevant documents that Monster will file with the SEC if they become available because they contain important information. If filed with the SEC, these documents will be available at no charge on the SEC’s website at www.sec.gov.

Contacts:

For Investors:

Bob Jones

(212) 351-7032

bob.jones@monster.com

For Media:

Matt Anchin

(212) 351-7528

matt.anchin@monster.com